<Date stamp for the Secretary of State for the State of Nevada dated June 19,
1998 appears here>

                     CERTIFICATE OF AMENDMENT
                                TO
                    ARTICLES OF INCORPORATION
                                OF
                   SECOND INVESTORS GROUP, INC.

     We the undersigned as President and Secretary of Second Investors Group, Inc. do hereby certify:

     That the Board of Directors of said Corporation at a Sencond Investors Group, Inc. meeting duly convened on the 17th day of June, 1998 adopted a Resolution to amend the original Articles as follows:

     A. Delete Article I in its entirety and substitute in its place the following:

     Article One. The name of the Corporation is Progressive Environmental Recovery Corporation.

     Said amendment has been consented to and approved by the owners of majority of the duly issued and outstanding shares of common stock which represent a majority of the sole class of common stock outstanding and entitled to vote thereon. The change is effective immediately upon the filing of this Certificate.


/s/ Anita Patterson
- -------------------
ANITA PATTERSON


/s/ John W. Peters
- ------------------
JOHN W. PETERS

STATE OF UTAH           )
                        : ss.
COUNTY OF SALT LAKE     )

     On this 18th day of June, 1998, personally appeared before me Anita Patterson and John W. Peters, personally known to me or provided to me on the basis of satisfactory evidence to be the persons whose names are signed on the preceding document, and acknowledged to me that they signed it voluntarily for its stated purpose.


/s/ M. Jeanne Ball
    --------------
    M. Jeanne Ball
    NOTARY PUBLIC